Exhibit 99.5

AFFINITY GOLD CORP.
13570 Grove Drive #310
Maple Grove, MN 55311

Symbol: AFYG - Pinksheets

November 26th, 2013

NEWS RELEASE

AFFINITY GOLD CORP. RECEIVES $272,500 IN FUNDING FROM LONG-STANDING SHAREHOLDERS

Maple Grove, Minnesota - November 26th, 2013 - Affinity Gold Corp. (AFYG.pk) ("Affinity" or "the Company") is pleased to announce it has received USD $272,500 in the form of private placements at a price of $.01 per share from existing long-standing shareholders.

The shares being issued under the private placement are restricted and will remain restricted for a period of twelve (12) months following the Company becoming current in its regulatory filings with the Securities & Exchange Commission ("SEC"). Immediately following an increase in activity in the Company's publicly traded shares the board officially stopped accepting subscription agreements at $.01 per share as of November 6th, 2013. The Company will be filing details in a subsequent 8K filing with the SEC.

"I'm extremely thankful to our existing shareholders who continued to have faith and supported the Company in spite of the challenging times we've been through over the last three and half years. With these funds, I fully anticipate we achieve three primary objectives which I previously laid out in our September 26th news release: 1) become current in our regulatory filings, 2) establish production operations, and 3) finalize the Strategic Advisory Committee" stated Mr. Corey Sandberg, President & CEO.

About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition and development of near-term precious mineral production properties within Peru. Affinity Gold Corp.'s primary focus is on developing assets that have demonstrated historical production, contain documented and reliable data and can reasonably begin producing within 12-18 months at a cost of less than $900 per gold equivalent ounce.

www.affinitygold.com
CONTACT:
AFFINITY GOLD CORP.
Corey J. Sandberg
763-424-4754
csandberg@affinitygold.com

For further information please refer to the Company's filings with the SEC on EDGAR available at www.sec.gov

FORWARD-LOOKING STATEMENTS
This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.